Exhibit 99.2

Script for December Sales Comments -- Thursday, January 5th, 2006

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the December reporting period for fiscal year 2005, the five weeks ended December 31st, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 1.5 percent during December of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in December were $264.3 million dollars, a 3.2 percent decrease from total sales of $273.1 million in December 2004. Sales are from continuing operations in both periods.

Our strongest categories in December were women’s dress and casual shoes, women’s boots, and girl’s shoes. Weaker categories for the month included men’s shoes and accessories.

By region, our business was strongest in the South, followed by the West, the Northeast and the Northcentral.

December results were impacted by stronger than expected November sales and timing shifts in receipt flows, which reduced inventory levels in the stores.  The lower inventory levels, combined with less aged product, will facilitate a cleaner transition into the spring season.

The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

At the end of fiscal December, 26 stores remained closed from the impact of hurricanes Katrina, Rita and Wilma.

We were operating 4,615 total stores at the end of fiscal December, including 147 stores in the Central American region, 31 stores in South America and 313 stores in Canada. The 26 stores that remain closed due to the impact of the hurricanes are also included in our total store count for the month.

This recording contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending October 29, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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